Exhibit 10.38

27 March 2007

Flagstone Beheer B.V.

and

NPM Capital N.V.

and

Armstrong DLW AG

and

Armstrong World Industries, Inc.

Agreement for the acquisition of all issued and outstanding shares in the capital of

Tapijtfabriek H. Desseaux N.V.

CMS Derks Star Busmann N.V. Mondriaan Tower Amstelplein 8A 1096 BC Amsterdam The Netherlands www.cms-dsb.com

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4
2.	SALE AND PURCHASE OF THE SHARES	11
3.	CONSIDERATION AND PAYMENT	12
4.	CONDITIONS PRECEDENT	12
5.	ACTIONS PENDING COMPLETION	14
6.	COMPLETION	16
7.	POST COMPLETION ADJUSTMENTS	18
8.	POST COMPLETION COVENANTS	21
9.	VENDOR WARRANTIES	22
10.	BREACH OF VENDOR WARRANTIES	23
11.	LIMITATION OF LIABILITY	25
12.	SPECIFIC INDEMNITIES	27
13.	PURCHASER WARRANTIES	28
14.	PARENT GUARANTEES	28
15.	CONFIDENTIALITY	29
16.	RESTRICTIVE COVENANTS	29
17.	TRANSFER OF RIGHTS AND OBLIGATIONS	30
18.	COSTS	30
19.	ANNOUNCEMENTS	31
20.	NO VARIATION	31
21.	ENTIRE AGREEMENT	31
22.	NO IMPLIED WAIVER; NO FORFEIT OF RIGHTS	32
23.	NOTICES	32
24.	NO RESCISSION	34
25.	GOVERNING LAW AND JURISDICTION	34

SCHEDULES

Schedule A:	Group Companies
Schedule 1.1(a):	Base Working Capital
Schedule 1.1(b):	Deed of Transfer
Schedule 1.1(c):	Disclosure Letter
Schedule 1.1(d):	Due Diligence Information
Schedule 1.1(e):	Format Net Debt Statement
Schedule 1.1(f):	Purchaser Warranties
Schedule 1.1(g):	Vendor Warranties
Schedule 1.1(h)	Format Working Capital Statement
Schedule 9.7	Employees in connection with ‘best knowledge’ reference
Schedule 12.1	Bank guarantees

ANNEXES

Annex 1.4:	Articles of association
Annex 1.5:	Extracts
Annex 2.1:	Capital structure
Annex 8.1:	Insurance policies
Annex 9.1:	Intellectual Property Rights
Annex 11.1:	Owned Premises
Annex 11.2:	Leased Premises
Annex 12.1:	List of Employees
Annex 13.1:	Pension Arrangements
Annex 13.3:	VUT and disability pay out schedule

SHARE PURCHASE AGREEMENT

THE UNDERSIGNED:

1.	Flagstone Beheer B.V., a private limited liability company under the laws of the Netherlands, having its registered office and principal place of business at Breitnerstraat 1, 1077 BL Amsterdam, the Netherlands (the “Purchaser”);

2.	NPM Capital N.V., a limited liability company under the laws of the Netherlands, having its registered office and principal place of business at Breitnerstraat 1, 1077 BL Amsterdam, the Netherlands (“NPM”);

3.	Armstrong DLW AG, a limited liability company under the laws of Germany, having its registered office and principal place of business at Stuttgarterstrasse 75, D-74321 Bietigheim-Bissingen, Germany (the “Vendor”);

4.	Armstrong World Industries, Inc., a corporation under the laws of the State of Pennsylvania, having its registered office and principal place of business at 2500 Columbia Avenue, Lancaster, Pennsylvania 17604, United States of America (“AWI”),

WHEREAS:

(A)	the Vendor holds all issued and outstanding shares (the “Shares”) in the capital of Tapijtfabriek H. Desseaux N.V., a limited liability company under the laws of the Netherlands, having its registered office and principal place of business at Taxandriaweg 15, 5142 PA Waalwijk, the Netherlands (the “Company”);

(B)	the Desseaux group of companies, comprising the Company and the companies listed in Schedule A, is engaged in the development, production, marketing, sale, installation, inspection and maintenance of woven, non-woven (fibre bonded) and tufted textile floor coverings for residential and commercial use and for outdoor sport applications;

(C)	NPM holds the majority of all issued and outstanding shares in the capital of the Purchaser while AWI indirectly holds all issued and outstanding shares in the capital of the Vendor;

(D)	the Vendor wishes to sell and the Purchaser wishes to purchase the Shares under the terms and subject to the conditions set out herein;

(E)	the Vendor and NPM entered into a letter of intent on 23 August 2006 setting out some terms and conditions of the contemplated transaction;

(F)	the Vendor and the Purchaser have notified the proper authorities and the relevant works councils within the Group Companies as required under the Dutch Merger Code (SER-besluit Fusiegedragsregels 2000) and the Works Council Act (Wet op de ondernemingsraden) respectively in connection with the transactions set out herein;

(G)	the transactions contemplated in this Agreement are subject to the fulfillment of certain conditions precedent,

HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement, unless the context otherwise requires or unless otherwise specified hereinafter, the following words shall have the following meaning:

Accounts:	the audited consolidated balance sheet and profit and loss account prepared in accordance with the Agreed Accounting Principles, consolidating the assets, liabilities and results of the Group Companies as of the Accounts Date and for the 12 (twelve) month period ended on the Accounts Date and including certain assets and liabilities which are not owned, directly or indirectly, by the Group Companies but over which the Group Companies exercise sufficient management control to warrant inclusion in the consolidated financial statements of the Group Companies as per the Accounts Date, together with the explanatory notes thereto and an unqualified audit certificate (goedkeurende accountantsverklaring);

Accounts Date:	31 December 2006;

Affiliate:	in relation to a company, a legal entity which is either direct or indirect subsidiary of the company. For the purpose of this definition an entity is deemed a subsidiary of a party if such party holds 50% (fifty per cent) or more of its issued share capital or in respect of which such party is otherwise able to exercise Control;

Agreed Accounting Principles:	in connection with the Group Companies incorporated in the Netherlands, the accounting practices and principles generally accepted in the Netherlands and in connection with the other Group Companies, the generally accepted accounting principles and practices under International Accounting Standards, applied on a basis consistent with that applied by the Group Companies over the last 3 (three) years;

Agreed Form:	in relation to any document, such document in the form agreed as being final or, prior to Completion, to be finalized between the Purchaser and the Vendor, initialed on behalf of the Purchaser and the Vendor for the purposes of identification only;

Agreement:	this agreement regarding the sale and purchase of the Shares, including all Schedules and Annexes thereto;

Approval Date:	the date on which the Working Capital Statement and Debt Statement are finally determined in accordance with Clauses 7.1 through 7.5;

AWI:	Armstrong World Industries, Inc.;

Base Working Capital:	in relation to the Group Companies, the consolidated amount specified Schedule 1.1(a);

Business Day:	a day other than a Saturday or Sunday, and on which banks are generally open for business in Amsterdam;

Cash:	cash in hand, in transit or deposited at a bank (either for guarantee purposes or otherwise) or cash equivalents held by any Group Company, including any accrued but unpaid interest in respect thereto, at the Completion Date but, for the avoidance of doubt, excluding any items which are to be treated as Intercompany Debt and Intercompany Receivables or are reflected in the Working Capital;

Collective Agreement:	any agreement or arrangement made by or on behalf of a Group Company and by or on behalf of any trade union, works council, staff association or other body representing employees and any agreement or arrangement made by or on behalf of any employers’ or trade association and one or more trade unions, works councils, staff associations, association of trade unions or other central body representing employees which applies to any Group Company or to which any Group Company is subject;

Company:	Tapijtfabriek H. Desseaux N.V.;

Completion:	the finalization of the sale, purchase and transfer of the Shares pursuant to Clause 6;

Completion Date:	2 April 2007 or such other date agreed in writing between the parties;

Computer Hardware:	any and all computer hardware, including peripherals, storage, media and communication links, owned and/or used by the Group Companies in relation to their respective businesses;

Computer Software:	any and all computer software and/or computer programs (including source code, object code and databases) owned and/or used by the Group Companies in relation to their respective businesses;

Consideration:	an amount of € 40,050,000 (forty million and fifty thousand euros), being the consideration payable by the Purchaser to the Vendor in cash for the Shares;

Control:	the ability, whether directly or indirectly whether through the exercise or non exercise of any voting power whether in general meeting or in any meeting of directors or supervisory directors (if any) or managers or whether by agreement or otherwise, to direct decisively the business affairs of a company;

Deed of Transfer:	the notarial deed of transfer of shares in connection with the transfer of the Shares by the Vendor to the Purchaser substantially in the form of Schedule 1.1(b);

Disclosure Letter :	the letter written by the Vendor to the Purchaser qualifying the Vendor Warranties, annexed to this Agreement as Schedule 1.1(c);

Due Diligence Information:	all information and documents that were made available to the Purchaser in a virtual data room furnished by the Vendor, a list of which is set out in Schedule 1.1(d);

Employees:	those persons who are immediately prior to Completion employed by any of the Group Companies;

Encumbrance:	any encumbrance or security interest whatsoever including (without limitation) any charge, mortgage, pledge, in security, lien, right of pre-emption, option, right to acquire, conversion right, third party right, interest and claim, right of set-off, right of counterclaim, title retention, conditional sale arrangement, and any other preferential right, agreement or arrangement having similar effect;

Environment:	(a) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures; (b) water, including coastal and inland waters, surface waters, ground waters and water in drains and sewers; (c) air, including air inside buildings and in other natural and man-made structures above or below ground; and (d) any and all living organisms or systems supported by those media;

Estimated Intercompany Debt:	the amount of Intercompany Debt per the Completion Date as estimated by the Vendor and submitted in writing to the Purchaser, with reasonable evidence substantiating the amount, 5 (five) Business Days prior to Completion;

Estimated Intercompany Receivable:	the amount of Intercompany Receivable per the Completion Date as estimated by the Vendor, with reasonable evidence substantiating the amount, 5 (five)

Business Days prior to Completion;

Group Companies:	the Company and the companies listed in Schedule A;

Hazardous Substance:	any natural or artificial substance, preparation or article which when generated, processed, transported, stored, treated, used or disposed of is harmful to the Environment or which is prohibited or restricted by law;

Intellectual Property Rights:	all industrial and intellectual property rights, including registered trade marks, service marks, patents, petty patents, utility models, registered designs, applications for, and the right to apply for, any such rights, inventions, unregistered trade marks, unregistered service marks, trade and business names (including rights in any get-up or trade dress), copyrights, unregistered design rights, databases and rights in databases and all other similar proprietary rights which may subsist in any part of the world together with all renewals, extensions and revivals thereof;

Intercompany Debt:	any and all amounts from any cause of action arising and whether due and payable or not, including accrued but unpaid interest, owing from any Group Company to any member of the Vendor’s Group, where such Group Company is primary debtor (rather than a guarantor or a surety) as at the Completion Date, including any amounts owed from trade with members of the Vendor’s Group in the ordinary course of business;

Intercompany Receivable:	any and all amounts from any cause of action arising and whether due and payable or not, including accrued but unpaid interest, owing from any member of the Vendor’s Group to any of the Group Companies, where such member of the Vendor’s Group is primary debtor (rather than a guarantor or a surety) as at the Completion Date, including any amounts owing from the Vendor’s Group from trade with members of the Vendor’s Group in the ordinary course of business;

IT Systems:	the Computer Hardware and the Computer Software;

Know-how:	technical information, including specifications, designs, drawings, manuals, prototypes, models, discoveries, improvements, processes, formulae, manufacturing technology, engineering and development data used or developed by any of the Group Companies necessary for the effective operation of their businesses;

Leased Premises:	all Premises that are the object of a valid, binding and

enforceable lease agreement;

Losses:	all losses, liabilities, costs (including reasonable attorney and expert fees), charges, expenses, actions, claims and demands;

Net Debt:	(a) any and all interest bearing debt to any third party, excluding all trading creditors but including any and all financial lease obligations, financial guarantees (but excluding the amounts due or tied up under or pursuant to the bank guarantees issued for the benefit of the Group Companies as set out in Schedule 12.1), bills of exchange, discounted drafts and factored receivables, accrued but unpaid or due and payable by any one or more Group Companies as the Completion Date; plus (b) the Intercompany Debt; plus (c) any dividends declared by the Group Companies to the Vendor in connection with their fiscal years 2006 and 2007 and outstanding at the Completion Date; less (d) Cash; less (e) the Intercompany Receivable;

Net Debt Statement:	the statement to be prepared in accordance with Clause 7.1 and in the form of Schedule 1.1(e);

NPM:	NPM Capital N.V.;

Notary:	Mr. R.D. Bos, civil law notary with CMS Derks Star Busmann N.V. or his/her substitute or successor in office;

Owned Premises:	all Premises legally and beneficially owned by the Group Companies;

Permits :	all permits, licences, consents, approvals, certificates, registrations and other authorizations required under any law or any agreement for the operation of the business of any Group Company, the ownership possession, occupation or use of any asset of any Group Company or required for the occupation and use of the Premises;

Premises:	the Leased Premises and the Owned Premises;

Purchaser:	Flagstone Beheer B.V.;

Purchaser’s Group:	NPM Capital N.V. and all its Affiliates (but excluding the Group Companies);

Purchaser Warranties:	the representations and warranties by the Purchaser referred to in Clause 13 and set out in Schedule 1.1(f);

Related Agreements:	in the Agreed Form: (a) the transitional services agreement between the Vendor, the Purchaser and the relevant Group Companies in connection with the provision of IT services (including arrangements for assistance in obtaining or maintaining a SAP license and the right to use the business warehouse); (b) the transitional services agreement between the Vendor, the Purchaser and the relevant Group Companies in connection with customer order services to be performed by certain employees of the Vendor for the benefit of the Group Companies and certain employees of the Group Companies for the benefit of the Vendor’s Group (including the right to manage textile samples through the CES-system); (c) transitional agreements between members of the Vendor’s Group and certain Group Companies relating to the sharing of office space used by certain representative and branch offices of members of the Vendor’s Group and certain Group Companies; (d) the transitional services agreement between the Vendor and the relevant Group Companies in connection with printing services onto yarn and broadloom to be provided by the relevant member of the Vendor’s Group and the sale of the asset (Variotronic) used for those services to the relevant Group Company; (e) an agreement between the relevant members of the Vendor’s Group and certain Group Companies concerning the sale and delivery by the relevant Group Companies to the relevant members of the Vendor’s Group of fibre bonded tiles; (f) the transitional services agreement between the relevant members of the Vendor’s Group and the relevant Group Companies maintaining the current integrated structure of the Armstrong and Desseaux sales teams from the Completion Date, varying from specific sales teams as to be agreed between the parties, but ultimately until 30 June 2007 and providing arrangements for the payment of bonuses to those sales people who will sell textile and resilient products during said period; and (g) any such other agreements that all parties may deem necessary or desirable;

Shares:	5,318,140 ordinary shares in the capital of the Company, each having a nominal value of € 1.17, numbered 1 through 5,318,140, together comprising the entire issued share capital of the Company;

Social Security Contributions:	any and all contributions or premiums which are payable by the Group Companies pursuant to industry or governmental social security regulations, including but not limited to penalties, interest and any other costs or expenses relating to or associated with any social security matter regarding the Group Companies;

Supplementary Disclosure Letter:	the letter written by the Vendor to the Purchaser prior

to the Completion Date qualifying the Vendor Warranties but covering only the period from the date of this Agreement to the date of the letter;

Tax:	any and all forms of taxation by any tax authority, whether international, national or local, including without limitation to the generality of the foregoing, corporate income tax, capital tax, wage tax, real property tax, transfer taxes, registration tax, VAT, dividend withholding tax, environmental tax, disinvestment payments, custom duties, stock exchange tax, exercise tax or gift tax, including but not limited to penalties, interest and any other costs or expenses related to or associated with any tax matter regarding the Company;

Taxation:	Tax and Social Security Contributions;

VAT:	Value Added Tax;

Vendor:	Armstrong DLW AG;

Vendor’s Group:	Armstrong World Industries Inc. and all its Affiliates (but excluding the Group Companies);

Vendor Warranties:	the representations and warranties by the Vendor referred to in Clause 9 and set out in Schedule 1.1(g);

Working Capital:	In respect of the Group Companies jointly (i) the aggregate of Working Capital Inventory; plus (ii) Working Capital Receivables; less Working Capital Payables, but excluding, for the avoidance of doubt, all Cash and Net Debt;

Working Capital Inventory:	in relation to each Group Company, all raw materials, consumables, work in progress, part-processed stocks, finished goods, goods for resale and stock in transit, net of adequate provisions, of the Group Company as at the Completion Date;

Working Capital Payables:	in relation to each Group Company, the aggregate of all amounts owing, accrued or deferred by, as the case may be, the Group Company in respect of trading creditors (excluding trade with members of the Vendor’s Group in the ordinary course of business) as at the Completion Date;

Working Capital Receivables:	in relation to each Group Company, the aggregate of all amounts receivable, accrued or prepaid by or owed to the Group Company in respect of trading debtors (excluding trade with members of the Vendor’s Group in the ordinary course of business), net of adequate provisions, as at the close of business at the Completion Date, excluding any item to be treated as part of the Cash of that Group Company and debts owed to that Group Company which are not included in any Working Capital Statement;

Working Capital Statement:	the statement to be prepared in accordance with Clause 7.1 and in the form of Schedule 1.1(h);

1.2	In this Agreement, unless otherwise specified hereinafter:

(a)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(b)	references to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not being a separate legal entity);

(c)	references to times of the day are to Amsterdam time;

(d)	the singular includes the plural and vice versa;

(e)	headings to Clauses and Schedules are for convenience only and do not affect in any way the interpretation thereof;

(f)	the Schedules, Annexes to Schedules and any other attachments to this Agreement form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules, Annexes to Schedules and any other attachments to this agreement;

(g)	a reference to “includes” or “including” means “including but without limitation to the foregoing”; and

(h)	English language words used in this Agreement intend to describe Dutch legal concepts only so that the consequences attaching to the use of such words under any other set of rules than Dutch law will be disregarded.

2.	SALE AND PURCHASE OF THE SHARES

2.1	The Vendor hereby sells the Shares to the Purchaser and the Purchaser hereby purchases the Shares from the Vendor together with all rights attaching or accruing to them as per the date hereof, free from any and all Encumbrances. The transactions contemplated by this Agreement are subject to the fulfilment or waiver of the conditions set out in Clause 4.

2.2	The Vendor hereby irrevocably waives, and undertakes to procure the waiver of, all rights of pre-emption and all other restrictions whatsoever on transfer over or in respect of the Shares.

2.3	The Vendor hereby undertakes to transfer at Completion to the Purchaser the Shares, and the Purchaser undertakes to accept the Shares from the Vendor at Completion free from any and all Encumbrances together with all rights attaching or accruing to them as per the Completion Date.

3.	CONSIDERATION AND PAYMENT

3.1	The Consideration shall equal an amount of € 40,050,000 (forty million and fifty thousand euros) in cash (subject to any adjustments pursuant to Clause 7). On or prior to the Completion Date, but in any event prior to Completion, the Purchaser shall cause the receipt by the Notary of the Consideration, free of any deductions, set-off or bank charges (to be transferred by the Notary to the Vendor at the Completion Date in accordance with Clause 6.2).

3.2	Parties acknowledge and confirm that the agreed consideration for the Shares has been mutually determined at an amount of € 40,250,000 (forty million two hundred and fifty thousand euros) but that it has been reduced by an amount of € 200,000 (two hundred thousand euros) for all matters resulting from or relating to the pension scheme of Desso Dendermonde N.V. of Belgium, thus resulting in the Consideration.

4.	CONDITIONS PRECEDENT

4.1	Completion shall be subject to each of the following conditions precedent (opschortende voorwaarden) being fulfilled or waived in accordance with the provisions of Clause 4.4, on or prior to the Completion Date (or such earlier date as may be stipulated below):

(a)	any notifications and applications required under any statutory provision relating to merger control in connection with the conclusion or performance of this Agreement have been made to the competent authorities and in respect of each such notification or application, the relevant government authority has stated in writing that the transactions contemplated in this Agreement are permitted (to the extent the permission is given subject to conditions or obligations, such conditions or obligations being reasonably satisfactory to the Purchaser and the Vendor), or that there are no objections to them or that they will not be subject to any further investigations, or, where applicable, the period during which the relevant government authority may refuse permission for, object to or start an investigation into the transactions contemplated in this Agreement has expired without any such action having taken place;

(b)	the resolution of any and all outstanding issues in connection with the notification and consultations with any and all trade unions and the works councils of the relevant Group Companies including the rendering of advice that may be necessary by law, all in a manner satisfactory to the Vendor and the Purchaser, with respect to the transactions contemplated in this Agreement and the composition of the supervisory board of directors of the Company;

(c)	the board of supervisory directors of the Vendor approving all the transactions contemplated by this Agreement in writing;

(d)	the Investment Committee of NPM approving in writing all the transactions contemplated by this Agreement;

(e)	the Vendor Warranties being true and accurate in all material respects and not misleading in any material respect as at the Completion Date or, if a Supplementary Disclosure Letter is submitted, the contents thereof being reasonably satisfactory to the Purchaser;

(f)	the Purchaser Warranties being true and accurate in all material respects and not misleading in any material respect as at the Completion Date;

(g)	the Vendor and the Purchaser having complied in all material respects with their respective obligations under this Agreement;

(h)	the board of directors of AWI approving all the transactions contemplated in this Agreement;

(i)	the Related Agreements being signed and becoming unconditional;

(j)	no material change or effect having occurred, adversely affecting the Group Companies’ business, operations, assets or prospects taken as a whole.

4.2	The parties shall use their best endeavours to achieve the satisfaction of the conditions set out in Clause 4.1 as soon as possible but in any event on or prior to the Completion Date (save where an earlier date is specifically stipulated). Without prejudice to the foregoing, the parties agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Vendor and the Purchaser in consultation with each other and the Vendor and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.3	If at any time the Vendor or the Purchaser becomes aware of a fact or circumstance that might prevent a condition set out in Clause 4.1 being satisfied, it shall immediately inform the other parties.

4.4	At any time prior to the date of fulfillment thereof:

(a)	the Purchaser may waive, in whole or in part and on any terms it decides, a condition set out in Clauses 4.1 (d), (e) and (j) (same having been inserted for the Purchaser’s sole benefit);

(b)	the Vendor may waive, in whole or in part and on any terms it decides, a condition set out in Clauses 4.1 (c), (f) and (h) (same having been inserted for the Vendor’s sole benefit);

(c)	the Purchaser and the Vendor may waive, in whole or in part and on any terms the decide, a condition set out in Clauses 4.1 (a), (b), (g) and (i) to the extent of the other parties’ obligations only, in all cases by written notice to the Vendor or the Purchaser, as the case may be. Any such waiver notice shall be narrowly construed as relating only to the matters expressly mentioned therein.

4.5	If a condition set out in Clause 4.1 has not been waived by the Purchaser and/or the Vendor, as the case may be, or has not been satisfied by noon on the Completion Date, the Purchaser or the Vendor may on the Completion Date, by written notice to the Vendor or the Purchaser, as the case may be:

(a)	waive the condition;

(b)	request the other party to consent to the postponement of Completion to a date not later than 30 April 2007,

it being understood that, without prejudice to the parties’ accrued rights and obligations at such time, the Purchaser and the Vendor shall not unreasonably withhold their consent to a request in terms of Clause 4.5(b) unless the respective conditions are not reasonably capable of being satisfied within the extended time period.

4.6	If any of the conditions set out in Clause 4.1 has not been timeously fulfilled or waived, as the case may be, this Agreement shall lapse and be of no further force or effect, without prejudice to the parties’ accrued rights and obligations at such time.

4.7	If the Purchaser or the Vendor postpone Completion to another date in accordance with Clause 4.5(b), the provisions of this Agreement shall apply as if that other date is the date set for Completion, provided that such later date shall in no event be later than 30 April 2007.

5.	ACTIONS PENDING COMPLETION

5.1	To the extent not completed prior to the date of this Agreement, the Vendor and the Purchaser shall jointly continue all requisite notifications and all consultations with trade unions, works councils and any and all similar bodies in each relevant jurisdiction, including those required under the Dutch Merger Code (SER-besluit Fusiegedragsregels 2000) and the Works Council Act (Wet op de ondernemingsraden).

5.2	The Vendor shall procure that between the date of this Agreement and the Completion Date:

(a)	the Purchaser is given such information regarding the business, assets, liabilities and affairs of the Group Companies as the Purchaser may reasonably require;

(b)	the Purchaser and any person so authorized by the Purchaser is given access, during regular business hours and upon reasonable advance notice, to all Premises, books and records of each Group Company so notified to the Vendor by the Purchaser in the notice referred to herein.

5.3	The Vendor shall procure that pending Completion, no Group Company shall without the Purchaser’s prior written consent (such consent not being unreasonably withheld):

(a)	create, extend, grant, issue or permit to subsist any Encumbrance over any of its assets, undertakings or revenues, except in the ordinary course of business;

(b)	acquire or dispose of any asset with a value of more than € 100,000;

(c)	assume or guarantee the obligations of, or make any loans or advances to, any third party;

(d)	create, issue or increase any shares or loans, give any option in respect of any shares or loans, or materially change the principal amount or amend the terms of any debt to any third party, including the Vendor;

(e)	enter into any capital commitment (i.e. investment in fixed assets) which individually exceeds the sum of € 100,000 (one hundred thousand euros);

(f)	make any material increase in the remuneration of any of the its directors, officers or employees or make any material change in the terms and conditions of employment of any of its directors, officers or employees , except as required by applicable law or regulation;

(g)	enter into or terminate any material agreement or arrangement, except in the ordinary course of business;

(h)	renew any guarantee or security for the obligations of any third party;

(i)	enter into any material agreement or arrangement with a member of the Vendor’s Group, except in the ordinary course of business;

(j)	declare or pay any dividend or other distribution in kind, whether from capital or reserves;

(k)	make any alteration in the manner of keeping its books, accounts or records except to the extent required by the Agreed Accounting Principles;

(l)	amend its articles of association;

(m)	enter into any obligation to issue any shares to any of its directors or Employees; or

(n)	agree to take any of the foregoing actions.

5.4	Without prejudice to the provisions of Clause 5.3, the Vendor shall take all reasonable measures to ensure that pending Completion, the Group Companies shall continue to operate their businesses in a normal and prudent manner consistent with past practice and preserve good customer and supplier relationships and furthermore continue to maintain the Premises in good working order and state of maintenance and repair.

5.5	The Vendor and the Purchaser shall use their best endeavours to ensure that prior to Completion, all employees, to be identified jointly by the Vendor and the Purchaser:

(a)	employed by the Vendor or members of the Vendor’s Group in the sale of woven, non-woven (fibre bonded) and tufted textile floor coverings for residential and commercial use for the benefit of the Group Companies are offered employment at the Group Companies against identical terms and conditions;

(b)	employed by the Group Companies in the sale of resilient floor coverings for residential and commercial use for the benefit of the Vendor or members of the

Vendor’s Group are offered employment at the Vendor or members of the Vendor’s Group against identical terms and conditions.

Parties shall provide to each other all reasonable co-operation to achieve the above objective as soon as possible following the date hereof.

5.6	Parties acknowledge that ABN Amro Bank N.V. has confirmed in writing to Euler Hermes Kredietverzekeringen N.V., with a copy to the Vendor, that it shall revoke a guarantee for the total amount of € 3,000,000 (three million euros) issued on behalf of the Company for the benefit of Euler Hermes Kredietverzekeringen N.V. (guarantee number GAR/112.78.77.640) on or prior to 30 March 2007. Euler Hermes Kredietverzekeringen N.V. has acknowledged said revocation. Parties agree and confirm that the amount to be released by ABN Amro Bank N.V. to the Company, including interest accrued thereon, pursuant to the revocation, shall be considered as Cash for the purposes of this Agreement. To the extent such amount has not been disposed of by the Company upon its release, it shall form part of the Net Debt.

6.	COMPLETION

6.1	Unless otherwise agreed by the Purchaser and the Vendor, Completion shall take place at the Completion Date at the offices of CMS Derks Star Busmann N.V., Mondriaantoren, Amstelplein 8A, 1096 BC Amsterdam, the Netherlands in the presence of the Notary.

6.2	At Completion, the Vendor and the Purchaser shall, and shall cause the relevant Group Companies to, do all such acts and execute all such documents as shall in the reasonable opinion of the Vendor or the Purchaser be necessary to fully effect the transactions contemplated in this Agreement, including (in the following order):

(a)	the Notary shall confirm to the parties that he has received the Consideration and that it is available to him;

(b)	the Vendor and the Purchaser shall confirm that the conditions precedent set out in Clause 4.1 have been either fulfilled or waived in accordance with the provisions of Clause 4.4 and parties will deliver to each other copies of all such documents executed pursuant to Clause 4 in fulfillment of those conditions precedent that have not been waived;

(c)	the Vendor shall deliver to the Purchaser:

(i)	the shareholders’ register of the Company in which the transfer of the Shares is to be recorded;

(ii)	a certificate in the Agreed Form to the effect that the Vendor Warranties continue to be true and accurate in all material respects and not misleading in any material respect as per Completion except to the extent of those matters that are disclosed in the Disclosure Letter or any additional disclosures made in the Supplementary Disclosure Letter and that the Vendor has complied with its respective obligations under this Agreement;

(iii)	the Supplementary Disclosure Letter, if any;

(iv)	the written resignation of Messrs. D.M. Randich and A.S. Raaphorst, as per Completion, as managing director and employee from all Group Companies and their written confirmation that they have no claims from any cause of action against any of the Group Companies for the period up to an including the date of their resignation;

(v)	the written resolutions of the general meeting of shareholders of the respective Group Companies in the Agreed Form in which it is resolved to accept the resignations of Messrs. D.M. Randich and A.S. Raaphorst and to discharge them in respect of their management of the respective Group Companies as of the Accounts Date through the Completion Date;

(d)	the Purchaser shall deliver to the Vendor a certificate in the Agreed Form to the effect that the Purchaser Warranties continue to be true and accurate in all material respects and not misleading in any material respect as per Completion and that the Purchaser has complied with its respective obligations under this Agreement;

(e)	to the extent the Estimated Intercompany Debt exceeds the Estimated Intercompany Receivable, the Vendor shall procure that the Company pay the difference to the Vendor by way of electronic transfer and free of deduction, set-off or bank charges, to an account designated by the Vendor and to the extent Estimated Intercompany Debt is less than the Estimated Intercompany Receivable, the Vendor shall pay the difference to the Company by way of electronic transfer and free of deduction, set-off or bank charges, to an account designated by the Company

(f)	the Vendor and the Purchaser shall execute the Deed of Transfer pursuant to which the Vendor shall transfer the Shares to the Purchaser;

(g)	the Purchaser shall cause the Notary to transfer the Consideration by way of electronic transfer and free of deduction, set-off or bank charges to an account designated by the Vendor;

(h)	the Vendor and the Purchaser shall execute and, where appropriate, procure that the relevant Group Companies shall execute, the Related Agreements and take all actions or execute all agreements and documents to be taken or executed pursuant thereto.

6.3	If any of the parties fails to comply with any of its obligations under Clause 6.2 on or prior to the Completion Date, the Purchaser or the Vendor, as the case may be, may after consulting the other party and without prejudice to any other right or remedy available to them:

(a)	proceed to Completion so far as practicable;

(b)	request the other parties to consent to postponement of Completion to a date not later than 30 April 2007, it being understood that such other parties shall not unreasonably withhold their consent to a request in terms of this Clause 6.3(b) unless such non complying party is reasonably incapable of complying with the respective obligations; or

(c)	terminate this Agreement by way of written notice to the other parties.

6.4	If the Agreement is terminated in accordance with Clause 6.3(c) or if Completion does not occur ultimately on 30 April 2007, then the party failing to comply with its obligations under Clause 6.2 shall indemnify and hold the other parties harmless from and against any and all costs, expenses, damages, liabilities, actions and legal proceedings (including reasonable legal fees and expenses) incurred by the other parties resulting from such failure to comply with its obligations. In case of termination pursuant to this Clause, all actions already taken shall be deemed not to have been taken and shall remain without effect or, as may be appropriate, shall be reversed, unless the parties agree otherwise. The parties shall provide their full co-operation to the reversal of any actions hereunder should such reversal be required.

6.5	To the extent that any of the documents or actions listed in Clause 6.2 shall have been executed before Completion, they shall be deemed to have taken place at Completion.

6.6	If the Purchaser or the Vendor postpones Completion to another date in accordance with Clause 6.3(b), the provisions of this Agreement shall apply as if that other date is the date set for Completion, provided that such later date shall in no event be later than 30 April 2007.

6.7	Parties acknowledge and confirm that all agreements and arrangements between the Vendor’s Group on the one hand and the Group Companies on the other shall terminate or be deemed terminated, as the case may be, as a result of or following Completion, with some of these agreements or arrangements being replaced by the Related Agreements in accordance with the terms and subject the conditions of the relevant Related Agreement.

7.	POST COMPLETION ADJUSTMENTS

7.1	The Purchaser shall procure that as soon as practicable but in any event within 3 (three) months following the Completion Date:

(a)	a draft consolidated Working Capital Statement setting out the Working Capital; and

(b)	a draft consolidated Net Debt Statement setting out the Cash and the Net Debt,

will be prepared and submitted to the Vendor.

7.2	The draft Working Capital Statements and the draft Net Debt Statements shall:

(a)	be prepared in accordance with the Agreed Accounting Principles; and

(b)	be expressed in euros, translating amounts in other currencies into euros at the spot rate of exchange on the Business Day immediately prior to the Completion Date as published in the European edition of the Financial Times first published thereafter, it being understood that the draft Working Capital Statement shall not take into account:

(i)	any fixed assets, goodwill or any other intangible asset (excluding debtors and creditors relating to any such items);

(ii)	pension assets or liabilities, unfunded retirement benefits, post retirement benefits (other than pension contributions payable to state pension schemes or under the agreed funding policy of a funded group scheme or a funded stand-alone scheme, and except for liabilities in respect of which an invoice has been received);

(iii)	environmental matters, except for liabilities in respect of which an invoice has been received;

(iv)	provisions in respect of redundancy costs;

(v)	any employee bonuses related to the transaction contemplated in this Agreement;

(vi)	any contingent liabilities; and

(vii)	any Taxation items in respect of income, gains or profits.

7.3	The Vendor shall submit its objections to the draft Working Capital Statement and the draft Net Debt Statement, if any, to the Purchaser in writing, setting forth a reasonable level of detail, within 30 (thirty) Business Days of receipt of same pursuant to Clause 7.1, failing which the draft Working Capital Statement and the draft Net Debt Statement shall be deemed to be final and agreed by all parties to this Agreement.

7.4	In the event that the Vendor submits written objections in accordance with Clause 7.3, the Vendor and the Purchaser shall endeavour to approve in writing the Working Capital Statement and the Net Debt Statement and any such approval shall constitute an agreement between all the parties’ to this Agreement on the Working Capital Statement and the Net Debt Statement and the elements thereof.

7.5	If within 30 (thirty) Business Days of the submission to the Vendor of the Working Capital Statement and the Net Debt Statement in accordance with Clause 7.1, the same shall not have been approved, the matter shall be referred to such firm of registered accountants as the Vendor and the Purchaser may agree in writing, or failing such agreement within 10 (ten) Business Days following the expiry of the 30 (thirty) Business Days period mentioned in the first line of this Clause 7.5, appointed upon the Purchaser’s or the Vendor’s request, on that basis by the chairperson for the time being of the Nederlands Instituut voor Register Accountants (NIVRA) for final determination. The independent accountant shall act on the following basis:

(a)	the independent accountant shall determine the dispute by means of final determination (bindend advies) and both the Vendor and the Purchaser shall adhere to that determination;

(b)	the item or items in dispute shall be notified to the independent accountant in writing by the Vendor and/or the Purchaser within 10 (ten) Business Days of the independent accountant’s appointment;

(c)	the independent accountant’s term of reference shall be to determine the item or items in dispute and therefore the determination of the Working Capital Statement and the Net Debt Statement and the elements thereof;

(d)	the independent accountant shall decide the procedure to be followed in the determination, but shall allow the parties to make written representations;

(e)	the Vendor and the Purchaser shall each provide (and shall procure that their respective accountants and the Purchaser shall procure that the Group Companies provide) the independent accountant promptly with all information which the independent accountant reasonably requires and the independent accountant shall be entitled (to the extent he considers it appropriate) to base his opinion on such information and on the accounting and other records of the Company; and

(f)	the costs of the determination, including fees and expenses of the independent accountant shall be borne as determined by the independent accountant.

7.6	In order to enable the review and determination of the draft Working Capital Statement and draft Net Debt Statement, the Purchaser shall procure the keeping up-to-date and, subject to reasonable notice, making available and allowing access to the Vendor’s representatives and advisors to all premises, papers, books, accounts, records and returns relating to the Purchaser and the Group Companies during normal office hours and co-operate with them with regard to the preparation and agreement of the draft Working Capital Statement and draft Net Debt Statement. The Purchaser agrees, in so far as it is reasonable to do so, to make available the services of the employees of the Group Companies, including in particular Messrs. Jan Blokzijl, Piet den Ouden and Wil Rovers, to assist the Vendor in the performance of the Vendor’s duties under this Agreement.

7.7	In respect of the Group Companies:

(a)	if their Working Capital is less than the Base Working Capital, the Vendor shall, within 5 (five) Business Days of the Approval Date by way of post closing adjustment of the Consideration, repay to the Purchaser an amount equal to the deficit of Working Capital below the Base Working Capital; or

(b)	if their Working Capital exceeds its Base Working Capital, the Purchaser shall, within 5 (five) Business Days of the Approval Date by way of post closing adjustment of the Consideration, pay to the Vendor an additional amount equal to the excess of Working Capital over the Base Working Capital.

7.8	In respect of the Group Companies:

(a)	if the amount of the Net Debt shown in the Net Debt Statement exceeds the amount of € 0 (zero euros), the Purchaser shall, within 5 (five) Business Days of the Approval Date by way post closing adjustment of the Consideration, pay to the Vendor an additional amount equal to the Net Debt amount; or

(b)	if the amount of the Net Debt shown in the Net Debt Statement is less than the amount of € 0 (zero euros), the Vendor shall, within 5 (five) Business Days of the Approval Date by way post closing adjustment of the Consideration, pay to the Purchaser an amount equal to the Net Debt amount.

7.9	Any payment obligation under this Clause 7 shall, to the extent possible, be discharged by way of set-off (verrekening) against other payment obligations referred to in this Clause. Payments due under this Clause 7 shall be made by way of electronic transfer and free of deduction or bank charges to an account designated by the Vendor or the Purchaser, as the case may be.

7.10	Any payment to be made in accordance with this Clause 7 shall include interest thereof calculated from the Completion Date to the actual date of payment at a rate per annum equal to one month EURIBOR, plus 25 basis points. Such interest shall accrue from day to day and shall be compounded monthly.

8.	POST COMPLETION COVENANTS

8.1	As and when requested by the Purchaser or the Vendor following Completion, the Vendor or the Purchaser, as the case may be, shall take all actions (or refrain from taking any action) and execute or procure to be executed all such further documents, forms, assignments, transfers, assurances and other things as the Purchaser or the Vendor, as the case may be, may reasonably consider necessary or appropriate to give full effect to the transactions contemplated in this Agreement. For this purpose, the Purchaser shall retain for a period of 5 (five) years from the Completion Date, or such longer period as may be prescribed by applicable law, all books, records and other information (whether stored electronically or otherwise) relating to the Group Companies existing on the Completion Date.

8.2	Subject to any confidentiality undertakings and in that event subject to similar confidentiality undertakings being given by the receiving party, the Vendor and the Purchaser shall provide or procure to be provided to the other party and their advisers all information in their possession or under their control that they shall from time to time reasonably require (both before and after Completion) in connection with the business and affairs of the Group Companies and will give or procure to be given to the other party and its advisers such reasonable access (including the right to make copies) to all documents that contain or relate to such information.

8.3	The Vendor shall:

(a)	assume as of the Completion Date any and all guarantees and other securities of any kind (including guarantees given to financial institutions, suppliers or other third parties) that any Group Company has executed and/or assumed on behalf or for the benefit of any member of the Vendor’s Group;

(b)	procure that the Group Companies be released from such guarantee or security no later than the Completion Date; and

(c)	provide to the Purchaser on the Completion Date written evidence (satisfactory to the Purchaser) that the obligations set out sub (a) and (b) above have been fulfilled.

8.4	The Purchaser undertakes to lend all reasonable assistance to the Vendor in connection with the performance of the obligations referred to in Clause 8.3.

8.5	The Purchaser shall:

(a)	assume as of the Completion Date any and all guarantees and other securities of any kind (including guarantees given to financial institutions, suppliers or other third parties) that the Vendor or any member of the Vendor’s Group has executed and/or assumed on behalf or for the benefit of the Group Companies;

(b)	procure that the Vendor or any member of the Vendor’s Group be released from any and all such guarantee or security no later than the Completion Date; and

(c)	provide to the Vendor on the Completion Date written evidence (satisfactory to the Vendor) that the obligations set out sub (a) and (b) above have been fulfilled.

8.6	The Vendor undertakes to lend all reasonable assistance to the Purchaser in connection with the performance of the obligations referred to in Clause 8.5.

8.7	The Purchaser acknowledges that all insurance policies currently maintained by the Group Companies and listed in Annex 8.1 of the Vendor Warranties shall be terminated and cease to provide cover with effect on Completion. The Purchaser shall be fully responsible for maintaining insurance coverage in respect of the Group Companies as it deems appropriate following Completion.

8.8	The Vendor undertakes to lend all reasonable assistance to the Purchaser and the Group Companies in connection with Tax matters relating to the Group Companies for the period preceding Completion. For this purpose, the Vendor shall retain for a period of 5 (five) years from the Completion Date all books, records and other information (whether stored electronically or otherwise) relating to Tax matters relating to the Group Companies in the period preceding Completion to the extent such books, records and information remain with the Vendor following Completion.

8.9	The Vendor and the Purchaser shall lend to each other all reasonable assistance as may be requested by the Purchaser or the Vendor, as the case may be, for the purpose of ensuring that the requesting party can promptly comply with its financial reporting and tax compliance obligations following Completion.

9.	VENDOR WARRANTIES

9.1	The Vendor represents and warrants (garandeert en staat er voor in) to the Purchaser that each of the Vendor Warranties is true and accurate and not misleading, as at the date of this Agreement and will be true and accurate and not misleading at the Completion Date. For the purpose of the automatic repetition of the Vendor Warranties as of the Completion Date, each reference in the Vendor Warranties to the “date hereof” or “the date of this Agreement” is to be construed to include a reference to the Completion Date.

9.2	The Purchaser’s ability to rely on the Vendor Warranties shall be limited by:

(a)	matters explicitly and specifically disclosed in the Vendor Warranties, the Disclosure Letter or the Supplementary Disclosure Letter (if any);

(b)	all information and matters disclosed in the Due Diligence Information and in the written answers given to questions raised by the Purchaser during its due diligence review, to the extent such information and matters are of a nature that it can reasonably be expected that they are discovered or assessed in a review of the type and scope carried out by the Purchaser and its advisers;

(c)	all information provided during the management interviews with senior managers of the various Group Companies, as explicitly laid down in reports made of these interviews and site visits, as set out in the Due Diligence Information; and

(d)	all matters which could have been reasonably discovered prior to the date of this Agreement from records which are available at the Trade Register of the Chamber of Commerce (Handelsregister van de Kamer van Koophandel en Fabrieken), the land registry (Kadaster), Benelux Trademark Register (Benelux Merkenbureau) or any equivalent registers in the countries where the Group Companies are active as at the date of this Agreement.

9.3	The Purchaser acknowledges and confirms that it has carefully reviewed the Due Diligence Information and has duly inquired to the extent it had questions or comments in regard thereto. As per the date hereof, the Purchaser is not aware of any Vendor Warranty being untrue, inaccurate or misleading. If at Completion the Purchaser has such knowledge it shall inform the Vendor at Completion.

9.4	The representations and warranties set out in the Vendor Warranties are the only and exclusive representations and warranties given by the Vendor to the Purchaser in connection with the Group Companies, their business and affairs and they are in lieu of and supersede any other representations or warranties given, whether in writing or verbally, express or implied, if any.

9.5	The parties agree that the Vendor’s duty to disclose to the Purchaser all facts, circumstances or developments that are or may be material to the Purchaser will be limited to the disclosures that are made under the Vendor Warranties.

9.6	Each of the Vendor Warranties shall be construed as a separate representation and/or warranty and shall not be limited by the terms of any of the other Vendor Warranties, either expressly or by means of reference.

9.7	Where any Vendor Warranty refers to the Vendor’s best knowledge, such reference shall be deemed to include the knowledge of, and information available to the Vendor after having made reasonable enquiries with the employees of the Group Companies whose names are set out in Schedule 9.7 relating to the relevant matters but only to the extent such matters fall within their job description and expertise.

10.	BREACH OF VENDOR WARRANTIES

10.1	If there is a breach of a Vendor Warranty, the Vendor shall:

(a)	indemnify and hold harmless the Purchaser (or at the Purchaser’s option the relevant Group Company) from and against any and all Losses, suffered by the Purchaser, directly resulting from such breach of the Vendor Warranty; and

(b)	at the request of the Purchaser, shall take such steps that are required for the Purchaser to be brought in the position (financial or otherwise) it would have been in if such breach of the Vendor Warranty would not have occurred, it being understood that where such steps require acts or omissions that are not under the Vendor’s control, its obligations to remedy the matter will be limited to a financial compensation.

10.2	If the Purchaser becomes aware of any fact, matter, event or circumstance that in the reasonable opinion of the Purchaser is likely to result in the Vendor’s liability under the Vendor Warranties, the Purchaser shall:

(a)	within 45 (forty five) Business Days after becoming aware of such fact, matter, event or circumstance give written notice containing summary details thereof to the Vendor;

(b)	thereafter, as soon as possible pass on to the Vendor any further particulars the Purchaser receives in connection with such claim including the nature and amount of the claim and such other specifics as reasonably requested by the Vendor to enable it to investigate the claim and form an opinion as to whether the claim is justified;

(c)	take such action as the Vendor may reasonably request to avoid, dispute or mitigate the claim;

(d)	take all such action as may in the reasonable opinion of the Purchaser be required to avoid or dismiss an adverse effect on the financial position of the business of the Purchaser or the relevant Group Company, such action to be in consultation with the Vendor and taking the Vendor’s and the Company’s interests into account; and

(e)	where a time limit applies to a claim giving rise to a liability or a potential liability under the Vendor Warranties, the Purchaser shall use its best endeavours to ensure that such time limit (whether for appeal or otherwise) is timeously complied with (unless otherwise instructed by the Vendor).

10.3	Neither the Purchaser nor any of the Group Companies shall settle or compromise any potential claim without the prior consent of the Vendor (such consent not to be unreasonably withheld), provided that such consent shall no longer be required if timeously requested by the Purchaser and no reaction has been received within 20 (twenty) Business Days after despatch to the Vendor of a notice given by the Purchaser pursuant to Clause 10.2.

10.4	The Vendor shall be entitled, if it so elects within 20 (twenty) Business Days after despatch of a notice given by the Purchaser pursuant to Clause 10.2 (a), to take control of the defence, settlement, negotiation or other resolution of any claim or other event giving rise to any liability for indemnification hereunder and to employ and engage counsel of its own choice to defend such matter, at its cost, risk and expense, and the Purchaser and the relevant Group Company shall co-operate in all necessary respects with the Vendor in such matter, provided that the Purchaser and the relevant Group Company shall on timely basis receive full information of any action to be taken by the Vendor. If the Vendor does not timeously notify the Purchaser in writing that it has elected to assume the defence of a matter, the Purchaser shall be entitled to take control of that matter at the Vendor’s cost and expense but always in close consultation with the Vendor.

10.5

The parties shall co-operate with each other in dealing with any third party claim made against any of the Group Companies pursuant to this Agreement and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such third party claim or otherwise required by applicable law or stock exchange regulations.

10.6	Where the Vendor is liable in respect of any claim under or in relation to this Agreement and makes payment thereof to the Purchaser and the Purchaser has a right of reimbursement (in whole or in part) against any person, the Purchaser shall assign to the Vendor the benefit of such right for no further consideration or procure that the relevant Group Company shall assign to the Vendor the benefit of such right. Where a third party’s consent to such assignment is required, the Purchaser shall use its best endeavours to obtain it.

11.	LIMITATION OF LIABILITY

11.1	The Vendor shall not be liable for any claims under or in relation to this Agreement if and to the extent that such claim is attributable to:

(a)	any act, omission, transaction, or arrangement carried out at the express request of the Purchaser before Completion or in respect of which the Purchaser has given its prior written consent;

(b)	any act, omission, transaction, or arrangement carried out by the Purchaser or by a Group Company (or its management) after the Completion Date and outside the ordinary course of business, where such party was aware or ought to have been aware that it would give rise to, or significantly increase the amount of, a claim;

(c)	a change in law effective after Completion, including any changes in the applicable tax rates.

11.2	The Vendor’s liability under or in relation to this Agreement shall be limited as follows:

(a)	the Vendor shall not be liable in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined in respect of any such claim (or series of claims) does not exceed € 30,000 (thirty thousand euros), provided, however, that if this threshold is exceeded, the Vendor shall be liable, subject to Clause 11.2(b), for the full amount (i.e including the portion below € 30,000)

(b)	the Vendor shall not be liable in respect of any claim unless the aggregate amount for all claims for which the Vendor would otherwise be liable exceeds € 300,000 (three hundred thousand euros), provided, however, that if this threshold is exceeded the Vendor shall be liable for the full amount (i.e. including the portion below € 300,000);

(c)	except for claims involving or relating to the Vendor Warranties concerning Section 2 (Shares and Group Company shares) of the Vendor Warranties, no claim:

(i)	for a breach of any Vendor Warranty (save those mentioned in Clause 11.2(c)(ii)) can be made unless such claim has been notified in writing to the Vendor within 18 (eighteen) months after Completion;

(ii)	for a breach of any Vendor Warranty set out in Section 5 (Taxation) of the Vendor Warranties can be made unless such claim has been notified in writing to the Vendor within the statutory limitation period for such liability or within 6 (six) months after such statutory limitation period has lapsed;

(d)	the Vendor’s maximum aggregate liability under or in relation to this Agreement shall not exceed € 12,000,000 (twelve million euros), except for claims involving or relating to the Vendors’ Warranties concerning title to the Shares in which case there shall be no maximum limit to the Vendor’s liability.

11.3	The provisions set out above shall apply instead of Section 7:23(2) of the Dutch Civil Code.

11.4	The Vendor shall not be liable in respect of any claim to the extent that the Losses in respect of which such claim is made:

(a)	are covered by a policy of insurance in force and only to the extent that such Losses are actually received or certain to be received by the Purchaser or the respective Group Company;

(b)	would have been covered if a policy of insurance in force immediately prior to Completion had been maintained beyond Completion and only to the extent that such Losses or part thereof would actually have been received.

11.5	The Vendor shall not be liable in respect of any Losses suffered by the Purchaser or any of the Group Companies to the extent of any corresponding savings by or quantifiable net financial benefit to the Purchaser or any Group Company arising from such Losses or the facts giving rise to such Losses (for example, without limitation, where the amount (if any) by which any Taxation for which the Purchaser or any Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

11.6	The Vendor shall not be liable in respect of any Losses suffered by the Purchaser or any of the Group Companies to the extent that and up to the amount for which an allowance, provision or reserve for the liability or matter giving rise to the Losses has been made in the Accounts or the Working Capital Statement. If and to the extent that the amount of any allowance, provision or reserve (including any allowance, provision or reserve taken into account in calculating the value of an asset) made in the Accounts or the Working Capital Statement or otherwise taken into account or reflected therein (and not released prior to Completion) is in excess of the amount actually accrued or paid in respect of the matter for which such allowance, provision or reserve was made or is established to have been excessive, the amount of such excess shall be credited against and applied in relieving the Vendor from any liability it would otherwise incur in respect of any claim, provided that any such individual excess which is less than € 50,000 (fifty thousand euros) shall not be so credited.

11.7	The Vendor shall have no liability in respect of any claim which is based upon a liability which is contingent only.

11.8	The Purchaser shall procure that all necessary steps are taken and all necessary assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

11.9	If, before the Vendor pays an amount in discharge of any claim under this Agreement, the Purchaser or any Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall procure that, before steps are taken to enforce a claim against the Vendor following notification under Clause 10.2 of this Agreement, all reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

11.10	In no event shall the Vendor be liable more than once for the same Losses.

12.	SPECIFIC INDEMNITIES

12.1	The Vendor shall indemnify and hold harmless the Purchaser or, at the Purchaser’s election, the Group Companies, for any Losses suffered by them as a result of:

(a)	the preference shares in the capital of the Company, redeemed at 8 December 1998, not being fully paid up at the time of their issuance to their holders;

(b)	any and all amounts becoming due and payable by the respective bank under the bank guarantees listed in Schedule 12.1. The Purchaser shall ensure that any notification or communication received from the respective bank or any matter, circumstance or fact of which the Purchaser or a Group Company becomes aware relating to the status or the revocation of the bank guarantee or the bank’s obligation to pay under it, shall be forwarded, submitted or communicated in full to the Vendor immediately upon receipt thereof by the Purchaser or the management or treasury department of the Desseaux group of companies (currently located at Waalwijk), thus allowing the Vendor to fully exercise its rights under the provisions of Clause 10. The Purchaser shall use its best efforts to ensure that all the Group Companies are aware of this obligation and that they inform either the Purchaser or the management or treasury department of the Desseaux group of Companies immediately upon gaining knowledge of any matter, circumstances or facts referred to herein. Parties acknowledge and agree that the Vendor shall not be liable vis-à-vis the Purchaser or the Group Companies under this specific indemnity if it is able to reasonably demonstrate that the Purchaser has not complied with its obligations hereunder to timely inform the Vendor;

(c)	VAT being due and payable by any of the Group Companies incorporated in and trading from the Netherlands on the Ex-Works supplies of goods to a destination outside the Netherlands for which erroneously a zero rate VAT has been applied by the Group Company concerned;

(d)	the tax authorities determining that the loan granted by the Vendor to the Company in the amount of € 16,000,000 (sixteen million euros) and converted into capital on 9 December 2005 qualified as equity prior to 9 December 2005.

12.2	For the avoidance of doubt, the Vendor’s obligations under Clause 12.1 shall not be limited or qualified in any respect by the provisions of Clause 11.2, the Disclosure Letter,

the Due Diligence Information or the Supplementary Disclosure Letter, it being clearly understood that the remaining provisions of Clause 11 and Clauses 10.2, 10.3, 10.4, 10.5 and 10.6 shall apply in connection with the Vendor’s obligations under Clause 12.1.

13.	PURCHASER WARRANTIES

13.1	The Purchaser represents and warrants (garandeert en staat er voor in) to the Vendor that each of the Purchaser Warranties is true and accurate in all material respects and not misleading in any material respect, as at the date of this Agreement and will be true and accurate in all material respects and not misleading in any material respect at the Completion Date. For the purpose of the automatic repetition of the Purchaser Warranties as of the Completion Date, each reference in the Purchaser Warranties to the “date hereof” or “the date of this Agreement” is to be construed to include a reference to the Completion Date.

13.2	The Vendor hereby confirms that as per the date hereof, it is not aware of any Purchaser Warranty being untrue, inaccurate or misleading in a material respect. If at Completion the Vendor has such knowledge it shall inform the Purchaser.

13.3	If there is a breach of a Purchaser Warranty, the Purchaser shall:

(a)	indemnify and hold harmless the Vendor from and against any and all Losses, with exception of any loss of profits or consequential, indirect and/or punitive damages, suffered by the Vendor, directly resulting from such breach of the Purchaser Warranty; and

(b)	at the request of the Vendor, shall take such steps that are required for the Vendor to be brought in the position (financial or otherwise) they it would been in if such breach of the Vendor Warranty would not have occurred, it being understood that where such steps require acts or omissions that are not under the Purchaser’s control, their obligations to remedy the matter will be limited to a financial compensation.

14.	PARENT GUARANTEES

14.1	NPM guarantees to the Vendor the full, due and punctual performance by the Purchaser of all its obligations under or pursuant to this Agreement up to and including Completion. If the Purchaser fails in the full, due and punctual performance and observance of any of its obligations hereunder up to and including Completion, then NPM shall be liable vis-à-vis the Vendor for such obligations of the Purchaser as if it were a primary obligator and not a surety. The obligations of NPM under this Clause 14 shall be continuing obligations and shall not be impaired or affected by any change in the constitution or control of, or the insolvency of, or any liquidation or winding up relating to the Purchaser.

14.2

AWI guarantees to the Purchaser the full, due and punctual performance by the Vendor of all its obligations under or pursuant to this Agreement. If the Vendor fails in the full, due and punctual performance and observance of any of its obligations hereunder, then AWI shall be liable vis-à-vis the Purchaser for such obligations of the Vendor as if it were a primary obligator and not a surety. The obligations of AWI under this Clause 14 shall be continuing obligations and shall not be impaired or affected by any change in the constitution or control of, or the insolvency of, or any liquidation or winding up relating to the Vendor.

15.	CONFIDENTIALITY

15.1	Subject to Clause 15.3, each of the parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the negotiations relating to this Agreement, the business and affairs of the other party, any document referred to in this Agreement or the provisions or subject matter of this Agreement.

15.2	Subject to Clause 15.3, each of the parties shall ensure that their shareholders, managing directors and officers shall, before and after Completion not make use of or disclose to any person any of the information referred to in Clause 15.1.

15.3	The parties may disclose information to a third party which would otherwise be confidential if and to the extent:

(a)	required by the law of any relevant jurisdiction or for the purpose of any legal proceedings, but only after consultation with the other parties about the timing and content of such disclosure; or

(b)	required by any recognized securities exchange or by any regulatory or governmental body, but only after consultation with the other parties about the timing and content of such disclosure; or

(c)	such information is disclosed on a strictly confidential basis to that third party’s professional advisers, auditors or bankers for the purpose of advising that third party in connection with this agreement provided that such disclosure shall be made subject to the terms set out in Clause 15.2; or

(d)	the information has come into the public domain otherwise than through that third party; or

(e)	prior written consent to the disclosure has been given by all other parties; or

(f)	required to enable a party to enforce its rights or remedies under this Agreement.

16.	RESTRICTIVE COVENANTS

16.1	The Vendor hereby undertakes towards the Purchaser that it will not itself or allow any of the companies of its group without the prior written consent of the Purchaser:

(a)

for a period of 2 (two) years from the Completion Date in any capacity or in any way whatsoever in the Netherlands and Belgium, either directly or indirectly be engaged in or concerned with, or approach any person with a view to being engaged in or concerned with, the development, production, marketing, sale, installation, inspection and maintenance of woven, non-woven (fibre bonded) and tufted textile floor coverings for residential and commercial use and for indoor and outdoor sport applications, other than at any time owning in the aggregate for investment purposes only, 5% (five percent) or less of any class of securities of any entity traded on any national securities exchange which is engaged or concerned in the activities set out herein;

(b)	for a period of 2 (two) years from the Completion Date, subject to Clause 5.5 and the relevant Related Agreements, persuade or cause, or attempt to persuade any Employee (earning a salary of more than € 50,000 (fifty thousand euros)) or any distributor or commercial agent of any of the Group Companies to terminate his relationship with any of the Group Companies, or employ or engage any such person within 1 (one) year of the effective termination of his relationship with any of the Group Companies, unless such person has been made redundant by the respective Group Company in which case the vendor may employ or engage such person immediately upon termination of his relationship with the Group Company concerned;

(c)	for a period of 2 (two) years from the Completion Date persuade or cause or attempt to persuade any customer, supplier of or person otherwise doing business with any of the Group Companies to terminate his relationship with any of the Group Companies;

(d)	use the name “Desseaux” or “Desso” or any abbreviation thereof or any combination including such name, or the logo of any of the Group Companies.

16.2	In the event that the Vendor breaches its obligations under this Clause 16 it shall, upon receipt of a written notice from the Purchaser notifying it of such breach, become liable to the Purchaser and/or the Group Companies for an immediately due and payable penalty of € 100,000 (one hundred thousand euros) for each such breach and for a periodic penalty payment of € 10,000 (ten thousand euros) for each day such breach continues, without the Purchaser or the Group Companies having to prove any loss or damage, and without prejudice to the right of the Purchaser and the Group Companies to claim damages in addition if there are grounds for so doing.

16.3	The Vendor’s obligations under or pursuant to Clause 16.1 shall lapse and become ineffective upon the occurrence of a change of Control over AWI as a result of an acquisition of shares in the capital of AWI by a third party.

17.	TRANSFER OF RIGHTS AND OBLIGATIONS

No party may:

(a)	assign, transfer or encumber any of its rights under or interest in, this Agreement or any of the Related Agreements;

(b)	sub-contract any or all of their respective obligations under this Agreement or the Related Agreements,

except in accordance with a prior waiver given by the other parties.

18.	COSTS

Each party shall bear its own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and the transactions contemplated thereby, it being understood that the Purchaser shall pay the Notary’s fees in connection with the preparation and execution of the notarial deed of transfer giving effect to the transfer of the Shares.

19.	ANNOUNCEMENTS

19.1	Subject to Clause 19.2, no party shall make or issue at any time (whether before or after Completion) any announcement, circular or other publicity relating to any matter referred to in this Agreement without the other parties’ prior written approval of the form and content of such announcement.

19.2	Clause 19.1 shall not apply to any announcement, circular or other publicity:

(a)	required by the law of any relevant jurisdiction or by the rules or regulations of any recognized securities exchange or of any regulatory or governmental body. In such an event, the party making or sending the announcement, circular or other publicity shall, as far as practicable, consult with the other parties as to the form and content of such announcement; or

(b)	which is made or sent by or on behalf of the Company after Completion advising the press, customers, suppliers or agents of the Company of the transfer of the Shares.

20.	NO VARIATION

20.1	No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

20.2	Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable (whether in whole or in part) in any respect under the law of any jurisdiction:

(a)	that shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement (if these other provisions are not inextricably related to the illegal, invalid or unenforceable provision), or of that or any provisions of this Agreement in any other jurisdiction; and

(b)	the parties will use reasonable endeavours to negotiate in good faith with a view to replacing it with one or more provisions which are not illegal, invalid or unenforceable and which differ from the replaced provision as little as possible, always taking into account the substance and purpose of this Agreement.

21.	ENTIRE AGREEMENT

This Agreement (together with all documents referred to in it or executed at Completion) constitutes the whole and only agreement and understanding between the parties in relation to its subject matter. All previous understandings, letters of intent, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or member of the Vendor’s Group and the Purchaser’s Group respectively with any bearing on the subject matter of this Agreement are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent that they have such a bearing, it being understood that the letter agreement of 23 August 2006, executed by Armstrong World Industries Holding GmbH and the Purchaser dealing with the reimbursement of costs in the event that the transactions contemplated herein do not complete, shall remain in force until Completion and shall lapse or extinguish upon Completion. For the avoidance of doubt, the letter agreement of 23 August 2006 shall not apply if parties do not proceed to Completion due condition precedent set out in Clause 4.1 not being timely fulfilled or waived, as the case may be, in accordance with the provisions of Clause 4.

22.	NO IMPLIED WAIVER; NO FORFEIT OF RIGHTS

22.1	Any waiver under this Agreement must be given by notice to that effect.

22.2	Where a party does not exercise any right under this Agreement (which shall include the granting by a party to any other party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking)

23.	NOTICES

23.1	Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and in the English language and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission, addressed as follows, unless and until any party notifies the other party in accordance with this Clause 23 of a change of address:

(a)	if to the Purchaser:
Flagstone Beheer B.V.
Attn. Mr. L. Mes
Breitnerstraat 1
1077 BL Amsterdam
The Netherlands
Fax: +31 20 671 08 55

with a copy to:
Nauta Dutilh
Attn. Mr. J.H.J. Preller
Weena 750
3014 DA Rotterdam
The Netherlands
Fax: +31 10 224 00 55

(b)	if to NPM:
NPM Capital N.V.

Attn. Mr. L. Mes
Breitnerstraat 1
1077 BL Amsterdam
The Netherlands
Fax: +31 20 671 08 55

(c)	if to the Vendor
Armstrong DLW AG
Attn. Mr. D. Randich
Stuttgarterstrasse 75
D-74321 Bietigheim-Bissingen
Germany
Fax: +49 714 271 270

with a copy to:
CMS Derks Star Busmann
Attn. Mr. R. Tarlavski
Mondriaan Tower
Amstelplein 8-A
1096 BC Amsterdam
The Netherlands
Fax: +31 20 301 63 35

(d)	if to AWI
Armstrong World Industries, Inc.
Attn. Mr. W. Gangl
2500 Columbia Avenue
Lancaster, Pennsylvania 17604
United States of America
Fax: +1 717 396 6121

Delivery by courier shall be regarded as delivery by hand.

23.2	A communication shall be deemed to have been served:

(a)	if delivered by hand at the time of delivery;

(b)	if sent by first class pre-paid post at the expiration of two clear days after the time of posting; and

(c)	if sent by facsimile at the time of completion of transmission by the sender evidenced by a positive transmission report.

23.3	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.

23.4	A party may notify the other parties of a change to its name, relevant person, address or facsimile number for the purposes of Clause 23.2 provided that such notification shall only be effective on the date specified in the notification as the date on which the change is to take place.

23.5	The provisions of this Clause 23 shall not apply in relation to the service of documents for the purpose of litigation.

24.	NO RESCISSION

Subject to the conditions precedent set out in Clause 4 being fulfilled or waived in accordance with the relevant provisions of Clause 4, the parties waive their rights under Sections 2:265 through 2:272 of the Dutch Civil Code to rescind (ontbinden) this Agreement, to demand in legal proceedings the rescission (ontbinding) of this Agreement or to nullify (vernietigen) it following Completion.

25.	GOVERNING LAW AND JURISDICTION

25.1	This Agreement shall be governed by and construed in accordance with Dutch law, without regard to any conflict of law rules under Dutch private international law.

25.2	Any and all disputes between the parties arising out of or in connection with this Agreement and/or any agreement, arrangement or undertaking arising out of this Agreement shall be referred to the competent court in Amsterdam, the Netherlands, subject to appeal and appeal in second instance.

THUS AGREED AND EXECUTED in four copies in Amsterdam on 27 March 2007.

/s/ S.G.H. Kranendijk		/s/ J.W. Baud
Flagstone Beheer B.V.		NPM Capital N.V.
By:	S.G.H. Kranendijk	By:	J.W. Baud
Its:	Managing Director	Its:	Managing Director

/s/ D.M. Randich		/s/ F. Nicholas Grasberger III
Armstrong DLW AG		Armstrong World Industries, Inc.
By:	D.M. Randich	By:	F. Nicholas Grasberger
Its:	Managing Director	Its:	Chief Financial Officer

SCHEDULE 1.1(f)

PURCHASER WARRANTIES

1.	Organisation

1.1	The Purchaser is duly incorporated and existing as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands and has the power to own its property and to carry on its business as presently conducted.

1.2	Neither the execution of this Agreement or any agreement in connection herewith by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated herein or therein will constitute a violation of, conflict with, or constitute or create a default under any agreement or arrangement binding upon the Purchaser or result in the creation of any Encumbrance.

1.3	No statutory or regulatory rule or order of a court or a governmental body and no agreement between the Purchaser and any such governmental body is in effect that restrains or prohibits the execution of this Agreement or the consummation of the transactions contemplated in this Agreement, nor is there to Purchaser’s best knowledge any pending, threatened or any basis for any action, suit, proceeding or investigation by any person, entity or governmental body which questions or might jeopardise the validity of this Agreement or challenges any of the transactions contemplated hereby.

1.4	No consent, approval, or authorisation of or registration, designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the purchase of the Business pursuant to or contemplated in this Agreement or the consummation of any other transaction contemplated hereby except as set out in this Agreement.

2.	No brokers’ fee

No finder’s fee or brokerage commission to any person is payable by the Vendor or by any member of the Vendor’s Group as a result of any action by the Purchaser or any action known to the Purchaser by any other person, in connection with the transactions contemplated by this Agreement.

SCHEDULE 1.1(g)

VENDOR WARRANTIES

1.	The Group Companies

1.1	Each Group Company is a body corporate duly incorporated and existing (where such concept is meaningful) in good standing under the laws of the country in which it is incorporated and has the requisite power and authority to own its property and to carry on its business at present conducted in each jurisdiction in which it conducts its business.

1.2	No proposal has been made by the relevant corporate body authorised to make such a proposal or resolution adopted for the dissolution or liquidation of any Group Company, statutory merger (juridische fusie) or division (splitsing), or an equivalent arrangement under the laws of any applicable jurisdiction other than the Netherlands, involving any of the Group Companies.

1.3	None of the Group Companies has either been (i) declared bankrupt (failliet verklaard) or (ii) granted a moratorium of payments (surséance van betaling) or (iii) made subject to any insolvency proceedings nor has (iv), to the best of Vendor’s knowledge, any third party applied for a declaration of bankruptcy or any such similar arrangement for any of the Group Companies under the laws of any applicable jurisdiction.

1.4	The current articles of association of each of the Group Companies read in conformity with the copies thereof set out in Annex 1.4.

1.5	The Group Companies are registered with the Trade Register of the Chamber of Commerce and Industry or with an equivalent institution as may be required under the laws of any applicable jurisdiction and evidence thereof (where available in the form of extracts) is set out in Annex 1.5. This evidence is correct and includes essential particulars of the relevant Group Company.

1.6	The minutes of all meetings of shareholders, managing directors and supervisory directors kept by the Group Companies fully and correctly reflect the matters which have been dealt with during these meetings.

1.7	The Group Companies have no directors (bestuurders) or proxyholders (procuratiehouders) or their equivalents under any applicable jurisdiction other than the Netherlands, other than those named in Annex 1.5 and no Group Company has otherwise granted powers of attorney to any person authorising such person to represent it for any special purpose other than as listed in Annex 1.5.

1.8	None of the Group Companies has a registered branch office (filiaal) or is a group company (groepsmaatschappij) of any other company than of the Group Companies and none of them is a party to any partnership agreement.

1.9	No Group Company has any activities that do not relate directly or indirectly to the development, production, marketing, sale, installation, inspection and maintenance of woven, non-woven (fibre bonded) and tufted textile floor coverings for residential and commercial use and for indoor and outdoor sport applications.

2.	Shares and Group Company shares

2.1	Annex 2.1 sets out an accurate description of the capital structure, share ownership, and directors of each Group Company. No Group Company has issued and no obligation exists for any Group Company to issue or transfer to anyone at any time, any shares, debentures, options, warrants, subscription rights, founder certificates, profit sharing certificates or other securities of any kind in respect of any Group Company. The entities listed in Annex 2.1 as the owner or owners of the shares in a Group Company have full legal and (where such concept is meaningful) beneficial title to all of those shares, free and clear of any Encumbrance and with full right and capacity to transfer the same. Apart from the obligations resulting from this Agreement, there are no obligations to any third party (for the avoidance of doubt including members of the Vendor’s Group) with respect to any of the Shares or the shares in the capital of the Group Companies pursuant to trust, shareholders’ or voting agreements or agreements restricting the transfer of such shares or the payment of dividends (other than those reflected in the articles of association of the Group Companies) or agreements pursuant to which approval therefor is required or otherwise.

2.2	All shares in each Group Company have been duly authorized, validly issued and fully paid up and no obligation exists for anyone to make further contributions to the equity capital (whether by subscription for further shares, by payment of share premium or otherwise) or to provide loan financing to that Group Company or bonds, debentures, notes or other indebtedness entitling the holder thereof to vote on any matters on which the holders of shares in the relevant Group Company may vote.

2.3	None of the Group Companies has either issued any profit sharing certificates (winstbewijzen) or granted any other rights to third parties to share in its profits (winstrechten).

3.	Accounts

3.1	The Accounts:

3.1.1	have been prepared in accordance with applicable statutory requirements and fully comply with the Agreed Accounting Principles and, without limiting the generality of the foregoing, provide in full for all known commitments and liabilities of the Group Companies, whether actual or contingent, due or to become due in accordance with the Agreed Accounting Principles;

3.1.2	are true and accurate, and in all respects fairly represent:

3.1.2.1	each of the items separately specified in the balance sheets and profit and loss statement therein;

3.1.2.2	the consolidated financial position of the Group Companies as a whole;

3.1.2.3	the results of operations of the Group Companies on a consolidated basis for the twelve month period ending on the Accounts Date;

3.1.3	to the extent required by the Agreed Accounting Principles, contain provisions adequate to cover all known commitments and liabilities of the

Group Companies, whether quantified, actual, contingent or otherwise, as at the Accounts Date; and

3.1.4	are not affected by any unusual or non-recurring items or by any transaction of an unusual nature other than those reflected in the Accounts.

3.2	No Group Company has issued any guarantees for the benefit of, or is otherwise generally liable for obligations of, other Group Companies or third parties other than those reflected or identified in the Accounts.

3.3	There are no payables due to any member of the Vendor’s Group other than those set out in the Accounts.

3.4	The Group Companies have fulfilled their obligations to timely file their annual financial statements with the Trade Register of the Chamber of Commerce and Industry or any such equivalent body with whom financial statements should be filed in accordance with the relevant applicable laws for the financial years 2004 and 2005.

3.5	All of the books of account, ledgers, registers, records, data, systems, controls and other information of the Group Companies (recorded, stored, maintained operated or held in whatever form or by whatever means) (and including all means of access to all such information) are owned exclusively by, and are in the possession of or under the direct control of the Group Company concerned and the Group Companies’ books of account have been kept in accordance with all applicable statutory requirements.

4.	Matters since the Accounts Date

4.1	Since the Accounts Date:

4.1.1	no Group Company, other than in the usual course of its business, has:

4.1.1.1	acquired or disposed of, or agreed to acquire or dispose of, any material asset;

4.1.1.2	assumed or incurred, or agreed to assume or incur, any material liability, expenditure or obligation, save to the extent that such material liability, expenditure or obligation was assumed or incurred, or agreed to be assumed or incurred in accordance with the provisions of Clause 5;

4.1.2	no material change has occurred to the Group Companies, their operations, assets, condition (financial or otherwise) or prospects taken as a whole, save to the extent that such material change occurred:

4.1.2.1	in accordance with the provisions of Clause 5; and

4.1.2.2	as a result of general economic conditions or as a result of developments occurring on an industry-wide basis;

4.1.3	no Group Company has acquired, repaid or redeemed or agreed to acquire, repay or redeem any of its shares.

4.2	All accounts receivable of the Group Companies either as per the Accounts Date or arisen since then represent receivables which Vendor regards as collectible in the normal course of business, or to the extent that any receivable is not regarded as collectible, such amount has been adequately insured for or an adequate provision has been made in the Accounts.

5.	Taxation

5.1	All Taxation for which a Group Company at the date hereof, or at any time thereafter, may have become or may hereafter become liable, whether for its own account or in its capacity as a withholding agent, to be assessed in respect of any period ending on or before the date hereof, including in respect of any fiscal unities, have either been paid in full or adequate provision therefore has been made in the Accounts. To the Vendor’s best knowledge, with respect to all such Taxation assessed and paid prior to the date hereof, no further payments or penalties or interest charges are or will become due with respect thereto, save to the extent provided for in the Accounts.

5.2	To the Vendor’s best knowledge, there are no agreements with or with respect to a Group Company or a fiscal unity affecting any Group Company for the extension of time for the assessment or payment of any Taxation.

5.3	All documents required to be filed by or on behalf of or relating to the Group Companies in respect of all Taxation, including consolidated returns in respect of any fiscal unities, have been timeously filed.

5.4	None of the Group Companies or a fiscal unity affecting any Group Company is involved in any dispute (in respect of which the matters in question have been brought to the attention of the relevant Group Company in writing but whether or not formal proceedings have been instituted) with any Tax authorities or others concerning any matter likely to affect any liability of a Group Company or a fiscal unity affecting any Group Company to Taxation, and no such dispute has been threatened in writing and to the Vendor’s best knowledge no facts or circumstances exist that are likely to give rise to any such dispute.

5.5	There have been no “legal mergers”, “share mergers”, “business mergers”, “internal reorganisations” and other similar transactions involving any Group Company that have occurred in 2006 and each of the preceding five (5) calendar years where a reduction of, or exemption from, Taxation has been claimed or a party has elected to take advantage to an exemption from certain Taxation obligations.

5.6	For Tax purposes, each of the Group Companies is and has been resident only in the jurisdiction in which it is incorporated and does not have nor had a permanent establishment or permanent representative or other taxable presence in any jurisdiction other than that in which it is resident for Tax purposes. None of the Group Companies constitutes or has constituted a permanent establishment or is or has been a permanent representative of another person.

5.7	None of the Group Companies has been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Tax.

5.8	The signing an consummation of the Agreement will not have any adverse Tax consequences for any of the Group Companies in the Netherlands.

5.9	None of the Group Companies has tainted (share) capital (besmet fusie aandelenkapitaal en/of agio) within the meaning of Section 3a of the Dutch Dividend Tax Act 1965.

6.	Agreements and Commitments

6.1	No Group Company is in default under any material contract to which it is a party and no Group Company has received any notice (written or oral) of cancellation, termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of such material contract.

6.2	No Group Company is bound by any unusual or especially onerous contracts, or contracts not concluded on an arm’s length basis.

6.3	None of the agreements to which the Group Companies are bound contain any non-compete or similar limitations or, more generally, restrict their freedom to carry on their businesses in the manner presently conducted.

6.4	None of the Group Companies has any obligations under rental (other than in connection of Leased Premises), hire purchase or factoring agreement.

6.5	None of the Group Companies is a party to any joint venture agreements, shareholders’ agreements, consortium agreements or agreements for joint research or development.

6.6	None of the Group Companies is a party to any loan agreement (either as a lender or as a borrower) or obtained any credit facility.

6.7	None of the Group Companies either acts as a surety for, or has issued any guarantee or provided any security in favour of, any third party or the Vendor, or agreed to do any of the foregoing. None of the Group Companies has filed any declaration pursuant to section 2:403 of the Dutch Civil Code or withdrawn any such declaration within the period of 1 (one) year preceding the date hereof.

6.8	There are no written or oral agreements or arrangements between a Group Company and any member of the Vendor’s Group.

6.9	No substantial customer or supplier of any of the Group Companies has ceased, or indicated an intention to cease, trading with or supplying or has reduced, or indicated an intention to reduce, substantially its level of trade with or supplies to the Group Companies and to the Vendor’s best knowledge there is no reason to believe that any customer or supplier of the Group Companies will terminate or substantially limit its business with any of the Group Companies as a result of the execution of this Agreement.

7.	Assets

7.1	All assets exceeding a replacement value of € 50,000 (fifty thousand euros) per asset:

7.1.1	included in the Accounts; or

7.1.2	acquired by any Group Company since the Accounts Date; or

7.1.3	included in the asset registers of any Group Company (other than stock acquired and disposed of in the ordinary course of business) (the “Assets”), are legally and, where such concept is meaningful, beneficially owned by the relevant Group Company, free from Encumbrance and, where capable of being possessed, in the possession of the relevant Group Company, and are in adequate condition and have been properly maintained and are not subject to any defect, except for ordinary wear and tear.

7.2	The Group Companies are entitled to the unrestricted use of all Assets currently used by the Group Companies required to enable the Group Companies to conduct their businesses as they are currently conducted.

7.3	The stocks (voorraden) including raw material, work in progress, finished products, merchandise, parts, packaging and promotional material, have been acquired or produced in the ordinary course of the business of the Group Companies and are of a quality consistent with previous practice while their quantity is adequate for the level at which the businesses have been conducted.

8.	Insurance

8.1	The Group Companies maintain the insurance policies listed in Annex 8.1, which are all in full force and effect and all premiums due thereunder have been duly paid, and none of the Group Companies is a party to any other insurance policies than those listed in Annex 8.1.

8.2	To the Vendor’s best knowledge the Assets of an insurable nature are and have been insured in amounts to the full replacement value thereof against all accident, damage, third party loss (including product liability) and other risks normally insured against by persons carrying on the same type of business as that carried on by the relevant Group Company, and nothing has been done or omitted or happened that, individually or in the aggregate, would make any insurance policy relating to the Group Companies void or voidable. There are no claims outstanding under any such insurance policy. No Group Company has failed to give any notice or to present any claim under any such policy when due.

8.3	No notifications have been received by the Group Companies with regard to the non-renewal of any insurance policy to which a Group Company is a party or continuation or renewal on substantially less favourable terms and conditions.

9.	Intellectual Property Rights

9.1	All Intellectual Property Rights are either owned by the Group Company concerned or the subject of a valid license agreement with a third party permitting the use thereof by the relevant Group Companies and all Intellectual Property Rights owned by the Group Companies are free of Encumbrances. Full details of all registered Intellectual Property Rights owned by the Group Companies are set out in Annex 9.1.

9.2	The Group Companies have all the Intellectual Property Rights and Know-How necessary for each Group Company, and no Intellectual Property Rights or Know-How is subject to any license or other rights of the Vendor.

9.3	Where Intellectual Property Rights have been licensed to Group Companies, the Group Companies have, to the Vendors’ best knowledge at all times complied with all material conditions of the applicable license agreements.

9.4	To the Vendor’s best knowledge the Intellectual Property Rights are not being infringed.

9.5	To the Vendor’s best knowledge, the Group Companies are in compliance with all material conditions of the applicable license agreements relating to the Intellectual Property Rights used by the Group Companies.

9.6	To the Vendor’s best knowledge the Group Companies do not infringe Intellectual Property Rights of third parties.

9.7	The Group Companies have duly paid all registration and/or renewal fees in respect of all registered Intellectual Property Rights in which they use in their respective businesses.

10.	IT Systems

10.1	The IT Systems:

(a)	are, save for software licensed to the Group Companies and/or third party telecommunication infrastructure, owned by the Group Companies and are under their sole control and not shared with or used by or on behalf of or accessible by any other person;

(b)	have adequate capacity to satisfy the reasonable commercial requirements of the respective businesses of the Group Companies;

(c)	meet the purposes for which they were acquired or set up in an efficient manner without material downtime on errors; and

(d)	have for the Group Companies’ purposes and within the limits of commercially reasonable cost adequate security, back-ups, duplication, hardware and software support and maintenance, including emergency cover, provided by suitably trained personnel.

10.2	All the Computer Software:

(a)	performs in accordance with its specification and does not contain any material defect of feature which adversely affects its performance or the performance of any other software or hardware with which the same interacts; and

(b)	is lawfully held and used and its use, to the Vendor’s best knowledge, does not infringe the copyright or other intellectual property rights of any person and all copies of it have been lawfully made.

10.3	The specific users of the IT Systems of the Group Companies are adequately trained to enable the same to be used and operated at the capacity required by the respective businesses of the Group Companies to meet its operational requirements.

10.4	All records and data required by the Group Companies and stored in electronic or magnetic means are capable of ready access through the present IT Systems without recourse to any third party.

10.5	Where any Computer Software or Computer Hardware has been developed by persons other than employees of the Group Companies and is used by the Group Companies in the course of their business, either as part of their IT Systems or as a software product or a part thereof, the Group Companies have obtained written assignments of copyright in such software, or licences to use such software, from such person(s), and no third parties have notified any claims against the Group Companies in respect of the Group Companies’ use of such software.

11.	Premises

11.1	The Owned Premises are set forth in Annex 11.1 and are legally and (where such concept is meaningful) beneficially owned by the relevant Group Company. The Owned Premises have not been sold or agreed to be sold and they are not subject to any purchase options or rights of first refusal exercisable by third parties.

11.2	The Leased Premises are set forth in Annex 11.2 and are the object of a valid, binding and enforceable lease agreement.

11.3	The occupation and use of each of the Premises by the Group Companies is in all material respects in accordance with all applicable law and complies with the agreements entered into with the owners of the Leased Premises.

11.4	The Owned Premises are not subject to any Encumbrance. No person other than the Group Companies has a right to possess, occupy or use them other than pursuant to a valid lease or sublease agreement entered into with the Group Companies on an arm’s length basis and on customary terms.

11.5	No governmental subsidy has been granted with respect to the Owned Premises which is subject to any conditions in respect of the use of such Premises that have not been fulfilled or waived by the granting body.

11.6	With respect to the Leased Premises:

11.6.1	no person has a right to terminate any of the relevant lease agreements prior to its scheduled expiry date (other than in the event of breach of its terms by the lessee); and

11.6.2	there are no restrictions on the possession, occupation or use of, or the development thereof.

11.7	The Premises are in an adequate state of maintenance and repair and fit for the purpose for which they are currently used.

11.8	The Group Companies have no liabilities relating to, or any interest in, land or other real property other than the Premises, other than the type of liabilities specifically referred to in paragraph 15 (Environmental and safety matters) below.

11.9	Other than the lease agreements referred to in paragraph 11.2 above, no other agreements pertaining to the Leased Premises exist with the lessors of the Leased

Premises and no obligations have been assumed by the Group Companies towards the lessors with respect to the Leased Premises other than those set out in the lease agreements.

11.10	To the Vendor’s best knowledge, the Group Companies are in compliance with their obligations under the lease agreements and there are no rent disputes outstanding between the Group Companies and the lessors of the Lease Premises in connection with the Leased Premises.

12.	Employees

12.1	Annex 12.1 contains a complete list of the Employees, including part-time employees and employees receiving sickness or disability benefits, setting out the name, age, title, remuneration (including proposed entitlements to bonus, profit sharing or stock or share options) and date of commencement of employment of each Employee. Save as set out in Annex 12.1 no person has a management agreement or an agreement for the rendering of services (een overeenkomst tot het verrichten van diensten) with any Group Company.

12.2	The basis of remuneration or other terms of employment payable to the directors of the Group Companies or Employees is the same as that at the Accounts Date and none of the Group Companies or the Vendor is under any contractual or other obligation to increase the rates of remuneration of, or to provide any bonus or incentive or stock option or other similar payments to, any of its directors or Employees at any future date, except to the extent that:

12.2.1	any increase in remuneration results from the promotion of any individual employee and such promotion is in the ordinary course and consistent with past practices; or

12.2.2	any Collective Agreement requires an increase in base salary and such increase is not higher than the average rate of wage increases in the relevant industry in the relevant jurisdiction for the year concerned.

12.3	The employment agreements with or terms of employment applicable to any of the Employees do not contain any provision that is unusual for a relationship of the kind concerned or, in the case of the twenty-five (25) highest paid (taking into account all remuneration benefits) Employees provide for a notice period for termination materially in excess of the statutory minimum or for other termination arrangements exceeding minimum statutory requirements.

12.4	The Vendor and Group Companies is in relation to each Employee in compliance with (a) all material obligations imposed on it by law; and (b) all material obligations pursuant to all applicable Collective Agreements, if any.

12.5	None of the Group Companies nor the Vendor is party to any Collective Agreement.

12.6	There are no agreements with any works council or other representative body of employees.

12.7	There are no loans or guarantees made by a Group Company to or for the benefit of any of the Employees or any person connected with them where the outstanding principal amount exceeds € 5,000 (five thousand euros).

12.8	No Group Company nor the Vendor is involved in any dispute (in respect of which the matters in question have been brought to the attention of the relevant Group Company in writing but whether or not formal proceedings have been instituted) with a trade union, works council, staff association or other body representing its employees and no such disputes have been threatened in writing.

12.9	None of the Group Companies have, within the period of two years prior to the date of this Agreement, initiated or completed the implementation of any collective dismissals or implemented or entered into a social plan and none of the Group Companies have been a party to a transaction involving the transfer of assets as a result whereof employees have transferred to Group Companies by operation of law or could claim such transfer.

12.10	There are no disputes pending (in respect of which the matters in question have been brought to the attention of the relevant Group Company in writing whether or not formal proceedings have been instituted) and none have been threatened in writing between any of the Group Companies and any former Employee and, the Vendor’s best knowledge, no facts or circumstances exist that are likely to give rise to such a dispute.

12.11	Since the Accounts Date, none of the Employees have seriously injured themselves at work or contracted any serious illness or disease at work and, to the extent that there have been such injuries, there is and there has been sufficient employer’s liability insurance in respect of any such liability up to the date hereof. As per the date of this Agreement none of the Employees has been ill for a consecutive period exceeding four weeks.

13.	Pensions

13.1	The pension arrangements to which the Group Companies are a party are set out in Annex 13.1 (the “Pension Arrangements”). The Pension Arrangements apply to all Employees and none of the Group Companies is a party to any other pension arrangement relating to the Employees, including pension insurance or excess (excedent) insurance other than the Pension Arrangements.

13.2	Subject to Clause 3.2, all premiums that have become due under the Pension Arrangements have been paid or have been adequately provided for and none of the Group Companies has any obligation with respect to the Pension Arrangements which are not been fully funded or provided for.

13.3	The VUT and disability supplement is for a closed group and the payouts thereunder will not significantly differ from the payout schedule set out in Annex 13.3.

13.4	No defined benefit pension plans are applicable to the Employees. Other benefit programs applicable to the Employees are fully insured defined contribution plans.

14.	Litigation

No Group Company is involved in any civil, criminal, administrative or arbitral proceedings, or any governmental or other investigations, enquiries or proceedings and no such proceedings, investigations or enquiries have been threatened in writing against any of the Group Companies.

15.	Environmental and safety matters

15.1	Except as disclosed in the Accounts, no Group Company has or will have any liability, damage, cost or expense or reduction in the value of any Premises or Assets (whether actual or contingent) resulting from or associated with:

15.1.1	the intentional or unintentional release or discharge into or contamination of the Environment of any Hazardous Substance; or

15.1.2	any exposure, whether in the ordinary course of business or otherwise, of any past of present employees, contractors, suppliers or other person to any Hazardous Substance used, stored or produced by or originating from any Group Company or present in the Environment as a result of an act or omission by any Group Company; or

15.1.3	the violation of any law relating to Environment, whether intentionally or unintentionally, by any Group Company or any person to the extent that a Group Company may be responsible or liable.

15.2	Each Group Company has obtained any and all environmental Permits, consents and exemptions necessary to conduct its business in full compliance with any law relating to the Environment and the same are in full force and effect. No Group Company has received written notice that any such Permit, consent or exemption will be revoked, varied or not renewed.

15.3	There have not been any written complaints over the last year, whether formally or informally, against the Group Companies about noise, smells, pollution or other Environment related matters caused by any of the Group Companies and there have not been any such claims over the preceding years which have not been settled yet.

15.4	None of the Group Companies operates any installations which has applied for or obtained a CO² emission permit, or has temporarily been excluded from such obligation.

16.	Compliance with laws and Permits

16.1	Each of the Group Companies has complied in all material aspects with all law applicable to it in each relevant jurisdiction.

16.2	None of the Group Companies has received any written notice by any governmental body or any other person of a violation or alleged violation by a Group Company of any law, and to the Vendor’s best knowledge no facts or circumstances exist that are likely to give rise to such a written notice. To the Vendor’s best knowledge there are no draft proposals pending before the relevant authorities for a law, the adoption of which is likely to have adverse effects on the prospects, activities or operations of any of the Group Companies.

16.3	All Permits have been obtained and are valid and subsisting. The Group Companies have complied with all material conditions imposed by such Permits.

16.4	Where Group Companies have received any investment, subsidy or other state aid, all conditions of such grant of aid have been fully and timely complied with and it will have no obligation to reimburse any part of that grant of aid.

16.5	None of the Permits contains a change of control restriction.

16.6	To the Vendor’s best knowledge, none of the Group Companies is a party to any agreement, takes part in any concerted practice or is bound by any decision of an association of undertakings which forms a violation of the Dutch Competition Act (Mededingingswet) or equivalent legislation in force in any other country where the Group Companies are active and has not received written notification claiming that such violation exists.

17.	Full disclosure

17.1	All written information given by the Vendor or any of its directors, auditors or advisers to the Purchaser or the Purchaser’s legal or financial advisers in the course of negotiations leading to this Agreement was true and accurate in all material aspects and contained no material omissions and was not misleading in any material respect at the date they were supplied.

17.2	Neither the Vendor nor any of its Affiliates are entitled on any basis to seek recourse against any directors of any of the Group Companies or Employees with respect to any liability incurred by the Vendor under or in connection with this Agreement save only in cases of and fraud or fraudulent or willful misrepresentation or fraudulent non-disclosure by any such director or Employee.

18.	No brokers’ fee

18.1	No commission is payable to any person by the Purchaser or by any of the Group Companies as a result of any action by the Vendor or any action known to the Vendor by any person, in connection with the transactions contemplated by this Agreement.